Contacts:
Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

Press Release

Ocean Shore Holding Co. Reports 1st Quarter 2014 Earnings

Ocean City, New Jersey - April 24, 2014 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced net income of $1.6 million for the quarter ended March 31, 2014 compared to $1.2 million earned in the first quarter of 2013. Diluted earnings per share were $0.24 for the first quarter of 2014 compared to $0.18 in the first quarter of 2013.

Ocean Shore Holding Co. (the "Company") is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of twelve full-service banking offices in eastern New Jersey.

“We are pleased to report a strong start to 2014,” said Steven E. Brady, President and Chief Executive Officer.  “Net income increased 34.5% over the first quarter of 2014 and 6.8% over the prior quarter. Our loan portfolio increased 1.7% in the first quarter, which is typically a period of lower demand. Asset quality remained excellent, as nonperforming assets declined from 0.55% at year end to 0.47% at the end of the first quarter.”

Balance Sheet Review

Total assets grew $3.0 million, or 0.3%, to $1,023.0 million at March 31, 2014 from $1,020.0 million at December 31, 2013. Loans receivable, net, increased $12.8 million, or 1.7%, to $757.6 million at March 31, 2014 from $744.8 million at December 31, 2013. Investments and mortgage-backed securities decreased $3.9 million, or 3.1%, to $124.8 million during the first quarter of 2014. Cash and cash equivalents decreased $5.2 million, or 5.9%, to $82.5 million at March 31, 2014 from $87.6 million at December 31, 2013. Loan originations and other advances totaling $37.4 million were offset by payoffs and payments received of $24.6 million resulting in a $12.8 million increase in the portfolio. The decrease in investments and mortgage-backed securities resulted from normal repayments, calls and maturities.

Deposits grew $2.8 million, or 0.4%, to $783.4 million at March 31, 2014 from $780.6 million at December 31, 2013. The Company continued its focus on core deposits, which increased $3.4 million, or 0.6%, to $593.7 million. Certificates of deposit decreased $635,000, or 0.3%, to $189.7 million at March 31, 2014 compared to December 31, 2013. Total borrowings were unchanged at $120.3 million.

Stock Repurchase Plan Completed

During the March 2014 quarter, the Company repurchased a total of 147,000 shares at a weighted average cost of $13.94 which completed its announced repurchase of 210,000 shares at a weighted average cost of $13.95.

Asset Quality

The provision for loan losses totaled $88,000 for the first quarter of 2014 compared to $202,000 for the first quarter of 2013 and $177,000 for the fourth quarter of 2013. The allowance for loan losses totaled $4.2 million, or 0.56% of total loans, at March 31, 2014 compared to $4.2 million, or 0.56% of total loans, at December 31, 2013. The Company experienced $73,000 in net charge-off activity in the first quarter of 2014 as compared to $57,000 for the first quarter of 2013 and $189,000 for the fourth quarter of 2013.

Non-performing assets totaled $4.9 million, or 0.47% of total assets, at March 31, 2014, compared to $5.6 million, or 0.55% of total assets, at December 31, 2013. Non-performing assets consisted of fourteen real estate residential mortgages totaling $2.6 million, one real estate commercial mortgage totaling $354,000, nine consumer equity loans totaling $661,000, two TDR non-accrual loans totaling $936,000 and four real estate owned properties totaling $340,000.

Income Statement Analysis

Net interest income increased $481,000, or 7.4%, to $7.0 million for the first quarter of 2014 compared to $6.5 million in the first quarter of 2013. Net interest margin increased 1 basis point in the quarter ended March 31, 2014 to 3.17% versus 3.16% for the quarters ended March 31, 2013 and December 31, 2013. The increase in net interest income in the first quarter of 2014 compared to the first quarter of 2013 was the result of a decrease in the average cost of interest-bearing liabilities of 13 basis points to 0.94%, a decrease in average interest-bearing liabilities of $26.1 million and an increase in average interest-earning assets of $56.7 million offset by a decrease of 21 basis points in the average yield on interest-earning assets to 4.05%.

Other income decreased $96,000, or 8.7%, to $1.0 million for the first quarter of 2014 compared to $1.1 million in the first quarter of 2013. The decrease in other income resulted from decreases in deposit account fees and cash surrender value of life insurance offset by increases in debit card commissions.

Other expenses decreased $24,000, or 0.4%, to $5.4 million during the first quarter of 2014 compared to the first quarter of 2013. Decreases in marketing, REO and other expenses of $130,000 were offset by increases in salaries and benefits, occupancy and equipment and FDIC insurance of $106,000.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

SELECTED FINANCIAL CONDITION DATA (Unaudited)

	March 31,	December 31,
	2014	2013	% Change
	(Dollars in thousands)

Total assets	$1,023,032	$1,020,048	0.3%
Cash and cash equivalents	82,464	87,619	(5.9)
Investment securities	124,768	128,701	(3.1)
Loans receivable, net	757,639	744,802	1.7
Deposits	783,434	780,648	0.4
FHLB advances	110,000	110,000	0.0
Subordinated debt	10,309	10,309	0.0
Stockholders’ equity	106,194	106,223	(0.1)

SELECTED OPERATING DATA (Unaudited)

	Three Months Ended March 31,
	2014	2013	% Change
	(Dollars in thousands, except per share and share amounts)

Interest and dividend income	$8,871	$8,730	1.6%
Interest expense	1,911	2,251	(15.1)
Net interest income	6,960	6,479	7.4

Provision for loan losses	88	202	(56.4)

Net interest income after provision for loan losses	6,872	6,277	9.5

Other income	1,006	1,102	(8.7)
Other expense	5,446	5,470	(0.4)

Income before taxes	2,432	1,909	27.4
Provision for income taxes	845	729	15.9

Net income	$1,587	$1,180	34.5%

Earnings per share basic	$0.25	$0.18	38.9%
Earnings per share diluted	$0.24	$0.18	33.3%

Average shares outstanding basic	6,412,372	6,491,786
Average shares outstanding diluted	6,522,024	6,602,398

	Three Months Ended March 31, 2014		Three Months Ended March 31, 2013
	Average Balance	Yield/Cost	Average Balance	Yield/Cost
	(Dollars in thousands)
Loans	$750,205	4.36%	$703,317	4.57%
Investment securities	126,813	2.17%	117,042	2.37%
Total interest-earning assets	877,018	4.05%	820,359	4.26%

Interest-bearing deposits	695,984	0.37%	716,963	0.47%
Total borrowings	120,309	4.21%	125,464	4.51%
Total interest-bearing liabilities	816,293	0.94%	842,427	1.07%

Interest rate spread		3.11%		3.19%
Net interest margin		3.17%		3.16%

ASSET QUALITY DATA (Unaudited)

	Three Months Ended March 31, 2014	Year Ended December 31, 2013
	(Dollars in thousands)
Allowance for Loan Losses:
Allowance at beginning of period	$4,199	$3,997
Provision for loan losses	88	757

Charge-offs	(74)	(568)
Recoveries	1	13
Net charge-offs	(73)	(555)

Allowance at end of period	$4,214	$4,199
Allowance for loan losses as a percent of total loans	0.56%	0.56%
Allowance for loan losses as a percent of nonperforming loans	93.3%	82.8%

	At March 31, 2014	At December 31, 2013
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$2,568	$3,618
Real estate mortgage - commercial	354	463
Commercial business loans	-	-
Consumer loans	661	674
Total	3,583	4,755
Trouble debt restructurings - nonaccrual	936	316
Total nonaccrual loans	4,519	5,071
Real estate owned	340	498
Total nonperforming assets	$4,859	$5,569
Nonperforming loans as a percent of total loans	0.60%	0.68%
Nonperforming assets as a percent of total assets	0.47%	0.55%

SELECTED FINANCIAL RATIOS (Unaudited)

	Three Months Ended March 31,
	2014	2013

Selected Performance Ratios:
Return on average assets (1)	0.62%	0.45%
Return on average equity (1)	5.95%	4.46%
Interest rate spread (1)	3.11%	3.19%
Net interest margin (1)	3.17%	3.16%
Efficiency ratio	68.36%	72.15%

(1) Annualized.

OCEAN SHORE HOLDING COMPANY - QUARTERLY DATA (Unaudited)

	Q1 2014	Q4 2013	Q3 2013	Q2 2013	Q1 2013
	(In thousands except per share amounts)
Income Statement Data:
Net interest income	$6,960	$6,870	$6,581	$6,530	$6,479
Provision for loan losses	88	177	186	192	202
Net interest income after provision for loan losses	6,872	6,693	6,395	6,338	6,277
Other income	1,006	1,108	1,128	1,125	1,102
Other expense	5,446	5,550	5,503	5,449	5,470
Income before taxes	2,432	2,251	2,020	2,014	1,909
Provision for income taxes	845	765	696	655	729
Net income	$1,587	$1,486	$1,324	$1,359	$1,180

Share Data:
Earnings per share basic	$0.25	$0.23	$0.20	$0.21	$0.18
Earnings per share diluted	$0.24	$0.22	$0.20	$0.21	$0.18
Average shares outstanding basic	6,412,372	6,535,559	6,533,760	6,518,558	6,491,786
Average shares outstanding diluted	6,522,024	6,628,203	6,645,418	6,614,475	6,602,398
Total shares outstanding	6,757,072	6,903,352	6,964,952	6,970,746	6,970,346

Balance Sheet Data:
Total assets	$1,023,032	$1,020,048	$1,043,497	$1,031,999	$1,053,872
Investment securities	124,768	128,701	130,493	134,639	129,445
Loans receivable, net	757,639	744,802	727,618	718,925	709,337
Deposits	783,434	780,648	804,050	787,028	808,670
FHLB advances	110,000	110,000	110,000	110,000	110,000
Subordinated debt	10,309	10,309	10,309	15,464	15,464
Stockholders’ equity	106,194	106,223	106,123	105,304	106,040

Asset Quality:
Non-performing assets	$4,859	$5,569	$6,355	$5,576	$6,374
Non-performing loans to total loans	0.60%	0.68%	0.75%	0.65%	0.76%
Non-performing assets to total assets	0.47%	0.55%	0.61%	0.54%	0.60%
Allowance for loan losses	$4,214	$4,199	$4,211	$4,091	$4,142
Allowance for loan losses to total loans	0.56%	0.56%	0.58%	0.57%	0.58%
Allowance for loan losses to non-performing loans	93.3%	82.8%	77.3%	87.7%	76.7%